Exhibit 99.1

LAUREATE EDUCATION ANNOUNCES CLOSING OF SALE OF INSTITUTIONS IN SPAIN AND PORTUGAL

BALTIMORE, June 3, 2019 (GLOBE NEWSWIRE) -- Laureate Education, Inc. (NASDAQ: LAUR) (the Company), announced today that it has closed on the previously announced sale of its institutions in Spain and Portugal. At closing, the Company received net proceeds of approximately $908 million, which it intends to use to repay indebtedness, including full repayment of the remaining balance outstanding under its 2024 Term Loan.

Commenting on the closing, Eilif Serck-Hanssen, Chief Executive Officer of Laureate, said, “We continue to make strong progress on the simplification of our portfolio. Of the $1.5 billion in asset sales proceeds expected in 2019, we have already collected $1.3 billion year-to-date, allowing us to significantly reduce our debt levels and improve our financial profile.”

Forward-Looking Statements
This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “seek,” “intend,” “expect” or similar expressions that concern the Company’s strategy, plans or intentions. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

About Laureate Education, Inc.
Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with approximately 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Exhibit 99.1

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education, Inc.
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.

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